UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 9, 2019

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6480 Via Del Oro

San Jose, California 95119

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EXTR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Credit Facility

On August 9, 2019, Extreme Networks, Inc., a Delaware corporation (“Extreme”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), by and among Extreme, as borrower, BMO Harris Bank N.A., as an issuing lender and swingline lender, Silicon Valley Bank, as an issuing lender, the financial institutions or entities party thereto as lenders, and Bank of Montreal, as administrative agent and collateral agent.

The Credit Agreement provides for a 5-year first lien term loan facility in an aggregate principal amount of $380 million (the “Term Facility”) and a 5-year revolving loan facility in an aggregate principal amount of $75 million (the “Revolving Facility” and together with the Term Facility, the “Facilities”). In addition, Extreme may request incremental term loans and/or incremental revolving loan commitments in an aggregate amount not to exceed the sum of $100 million plus an unlimited amount that is subject to pro forma compliance with certain Consolidated Leverage Ratio tests. In addition to funding a portion of the amount paid by Purchaser (as defined below) in the Offer (as defined below), Extreme may use the proceeds of the loan to pay off Aerohive’s existing credit facility with Silicon Valley Bank, pay fees and expenses incurred in connection with the Offer and the Merger (as defined below) and for working capital and general corporate purposes.

At Extreme’s election, the initial term loan (the “Initial Term Loan”) under the Credit Agreement may be made as either base rate loans or Eurodollar loans. The applicable margin for base rate loans ranges from 0.25% to 2.50% per annum and the applicable margin for Eurodollar loans ranges from 1.25% to 3.50%, in each case based on Extreme’s Consolidated Leverage Ratio. All Eurodollar loans are subject to a floor of 0.00%. Extreme also agrees to pay other closing fees, arrangement fees, and administration fees.

The commitments under the Credit Agreement will terminate, and all outstanding amounts thereunder will be due and payable, on the earliest of (w) August 9, 2024, (x) the date of termination of the commitments by Extreme and (y) in connection with an exercise of remedies after the occurrence of an event of default. Extreme may prepay the Initial Term Loan, in whole or in part, at any time without premium or penalty, subject to certain conditions, and amounts repaid or prepaid may not be reborrowed.

Extreme’s obligations under the Credit Agreement are required to be guaranteed by certain of its subsidiaries meeting certain thresholds set forth in the Credit Agreement and are secured by substantially all of the tangible and intangible assets of Extreme and the guarantors, including by a pledge of 100% of the equity interests of the domestic subsidiaries of Extreme and guarantors and 65% of the equity interests of the first-tier foreign subsidiaries of Extreme and the guarantors.

Financial covenants under the Credit Agreement require Extreme to maintain a minimum consolidated fixed charge coverage ratio of at least 1.25:1.00 at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2019. In addition, Extreme’s Consolidated Leverage Ratio shall not be greater than (i) 3.75:1.00 at the end of the fiscal quarters ending September 30, 2019 through September 30, 2020, (ii) 3.25:1.00 at the end of the fiscal quarters ending December 31, 2020 through December 31, 2021, and (iii) 2.75:1.00 at the end of the fiscal quarters ending January 30, 2022 and thereafter. The Credit Agreement also includes covenants and restrictions that limit, among other things, Extreme’s ability to incur additional indebtedness, create liens upon any of its property, merge, consolidate or sell all or substantially all of its assets.

The Credit Agreement also includes customary events of default, including failure to pay principal, interest, or fees when due, failure to comply with covenants, the material breach of any of representations and warranties, certain insolvency or receivership events affecting Extreme and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change in control of Extreme. The amounts outstanding under the Facilities may be accelerated upon certain events of default.

Certain of the lenders and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Extreme or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which was filed as Exhibit (b)(2) to Extreme’s Amendment No. 3 to Schedule TO dated August 9, 2019 and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets

Completion of Acquisition of Aerohive Networks

As previously disclosed on June 26, 2019, Extreme, Clover Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Extreme (“Purchaser”), and Aerohive Networks, Inc., a Delaware corporation (“Aerohive”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, Purchaser commenced a tender offer to acquire all of the outstanding shares of Aerohive’s common stock, par value $0.001 per share (the “Shares”), at a price of $4.45 per share in cash (the “Offer Price”), without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 12, 2019 and the related Letter of Transmittal (which, together with the Offer to Purchase, constituted the “Offer”).

The Offer expired at midnight (New York City time) at the end of the day on Thursday, August 8, 2019. Computershare, Inc., the depositary for the Offer, advised Extreme and Aerohive that, as of the expiration of the Offer, a total of 47,053,536 Shares had been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 81.14% of Aerohive’s then outstanding Shares (determined in accordance with the Merger Agreement). The Minimum Condition (as defined in the Merger Agreement) for the Offer was satisfied because the number of Shares validly tendered and not properly withdrawn pursuant to the Offer represented at least a majority of the Shares then outstanding (determined in accordance with the Merger Agreement) and at least a majority of the voting power of the Shares then outstanding (determined in accordance with the Merger Agreement) and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger (excluding from the number of tendered Shares, but not from the number of outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures (to the extent such procedures are permitted by the Purchaser) that have not yet been delivered in settlement or satisfaction of such guarantee). All other conditions to the Offer having also been satisfied, Purchaser accepted all of the Shares for payment.

Following consummation of the Offer, all conditions to the Merger (as defined below) set forth in the Merger Agreement had been satisfied or waived, and on August 9, 2019, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”), Extreme completed its acquisition of Aerohive by consummating a merger of Purchaser with and into Aerohive (the “Merger”) without a meeting of the stockholders of Extreme or Aerohive in accordance with Section 251(h) of the General Corporation Law of the State of Delaware. As a result of the Merger, Aerohive became a wholly-owned subsidiary of Extreme. Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time, other than any Shares (i) that are owned by or held in the treasury of Aerohive, or owned by Extreme or any direct or indirect wholly-owned subsidiaries of Extreme or Aerohive or (ii) in respect of which appraisal rights were perfected in accordance with Section 262 of the General Corporation Law of the State of Delaware, was converted into the right to receive an amount in cash equal to the Offer Price without interest and subject to any applicable withholding taxes.

The aggregate amount paid by Purchaser in the Offer and the Merger was approximately $272 million.

Extreme funded the acquisition of the Shares in the Offer and the Merger from its available cash on hand and net proceeds from borrowings under the Facilities.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the Facilities set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

(b) Pro Forma Financial Information

To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

Forward-Looking Statements

This report does not constitute an offer to sell or the solicitation of an offer to buy any securities. This report contains forward-looking statements, including, but not limited to, statements related to the anticipated consummation of the acquisition of Aerohive and the timing, benefits and financing thereof, Extreme’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, patent terms and other statements that are not historical facts. These forward-looking statements are based on Extreme’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the outcome of legal proceedings that may be instituted against Aerohive and/or others relating to the transaction; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the acquired company and its products, including uncertainty of the expected financial performance of the acquired company and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the Merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the acquired company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Extreme’s shares could decline, as well as other risks related to Extreme’s and Aerohive’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Extreme’s and the Aerohive’s respective SEC filings and reports, including the Annual Report of Aerohive on Form 10-K for the year ended December 31, 2018 and the Annual Report of Extreme on Form 10-K for the year ended June 30, 2018. Extreme undertakes no duty of obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in its expectations.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated June 26, 2019, by and among Extreme Networks, Inc., Clover Merger Sub, Inc. and Aerohive Networks, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Extreme Networks, Inc. with the SEC on June 26, 2019).

10.1	Credit Agreement, dated as of August 9, 2019, by and among Bank of Montreal and BMO Capital Markets Corp. (and the other lenders party thereto) and Extreme Networks, Inc. (and certain of its affiliates) (incorporated by reference to Exhibit (b)(2) included in Extreme’s amendment to Schedule TO dated August 9, 2019).

* Schedules and exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Extreme will furnish copies of any such schedules and exhibits to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 9, 2019

EXTREME NETWORKS, INC.

By:	/s/ Katayoun (“Katy”) Motiey
Katayoun (“Katy”) Motiey Chief Administrative Officer and Corporate Secretary